[redacted]

GENERAL/FINANCED RESIDENTIAL CONTRACT

Form Approved by Birmingham Association of REALTORS®, Inc.
May 2017 (*Previous forms are obsolete and no longer approved*)

Date 12/15/2022

The undersigned Buyer(s) Arrived Holdings Inc. and/or Assignee hereby agree(s)
(Print Name
to purchase, and the undersigned Seller(s) [redacted] ____________________
rint Name)
hereby agree(s) to sell the following described real estate, together (Print Name) with all improvements, shrubbery, planting, fixtures and appurtenances (the "Property") situated in the City of Tuscaloosa
County of Tuscaloosa, Alabama, on the terms stated below:

Address: 4967 Easton Dr Tuscaloosa AL Zip Code 35405

Legal Description: LOT 15 EASTON PLACE

Map Book ______ Page _____ **AND/OR** complete parcel ID 37-02-10-2-003-019.015

1. AGENCY DISCLOSURE:

[redacted] _________

(Two Blocks may be checked)

☑ An agent of the Seller
☐ An agent of the Buyer
☐ An agent of both the Seller and Buyer and is acting as a limited consensual dual agent
☐ Assisting the ☐ Buyer ☐ Seller as a transaction broker

The selling company is [redacted]

(Two blocks may be checked)

☐ An agent of the Seller
☑ An agent of the Buyer
☐ An agent of both the Seller and Buyer and is acting as a limited consensual dual agent
☐ Assis [redacted] er ☐ Seller as a transa [redacted]

Seller Initials [redacted] **Buyer** Initi [redacted]

2. THE TOTAL PURCHASE PRICE OF THE PROPERTY SHALL BE [redacted]

Earnest Money under this Contract shall be $ 10,000.00

(A) PURCHASE MONEY: *(Check as applicable)*

☑ (1) **CASH:** Buyer will either pay cash **or** obtain financing for the purchase of the Property, but Buyer's obligation to close this transaction is **not** contingent on obtaining financing or the appraised value of the Property. Buyer will provide to Seller a letter of deposit/financial capability to purchase within 7 (seven) calendar days from the Finalized Date of this Contract. "Finalized Date" shall mean the date that appears on the last page of this Contract.

☐ (2) **FINANCING:** This Contract is contingent on Buyer obtaining approval of a ☐ Conventional ☐ FHA ☐ VA ☐ Other ________________________ loan in the amount of $______________________ or ______________% of the Purchase Price (excluding any financed loan costs) at the prevailing interest rate and loan costs. If FHA or VA financing is utilized the "FHA/VA Amendatory Clause Addendum" must be a part of this Contract.

Buyer will apply for financing within __ days (7 days if left blank), from the Finalized Date and will provide any and all credit, employment, financial and other information required by the lender. "Finalized Date" shall mean the date that appears on the last page of this Contract. Unless Buyer elects to waive the financing contingency of this contract, either party may cancel this contract if Buyer cannot obtain financing as specified above by __________, 20___. In such event, both parties will execute a Mutual Release and all Earnest Money shall be promptly returned as per the terms stated in Paragraph 5 below. **No terms of this financing contingency can be changed without written authorization of Seller**. **Unless otherwise agreed in writing by the Buyer and Seller, this Contract shall not be contingent on the sale or closing of any other property.** If the Purchase Price exceeds the appraised value of the Property, Buyer may elect to cancel this Contract by providing written notice of such election to Seller within five (5) calendar days of knowledge of the appraised value, along with a copy of the appraisal or other evidence of the appraised value provided by lender, unless the Seller agrees to sell the Property under this Contract for the appraised value. Otherwise, the Earnest Money shall be returned pursuant to the terms of Paragraph 5 below.

(B) LENDER REQUIRED REPAIRS: If the contract is contingent upon Buyer obtaining financing and Lender requires any repairs to the property as a condition of Buyer's loan approval, and the Seller declines to pay for the required repairs, then the Buyer may cancel this contract and all earnest money will be refunded upon the execution and delivery of a mutual release. If Buyer elects to cancel the Contract due to Seller's election not to pay any repairs required by Buyer's lender, Seller agrees to execute a mutual release authorizing the return of the Earnest Money to Buyer promptly upon receipt of the Notice of Cancelation and mutual release.

(C) LOAN CLOSING COSTS AND PREPAID ITEMS: Seller agrees to pay up to $0__________ of Buyer's loan closing costs and/or prepaid expenses excluding Seller's half of the settlement fee and title insurance cost. Buyer shall promptly deliver to Real Estate Agent for Buyer, if any, a copy of all Loan Estimate(s) and Closing Disclosure(s) upon rece[redacted]

Seller Ini[redacted] **Buyer** Initi[redacted] ________ ________

[redacted]

3. CLOSING & POSSESSION DATES: The sale shall be closed and the deed delivered on or before January ~~4~~ 6______________________, 20 23. However, if Paragraph 2(A)(2) is selected and closing funds from Buyer's lender(s) are not available on Closing Date due to Consumer Financial Protection Bureau Closing Disclosure delivery requirements (CFPB Requirements), then Closing Date will be extended for such period necessary to satisfy CFPB Requirements, provided such period does not exceed 7 calendar days. Possession is to be given at closing if the property is then vacant; otherwise, possession shall be delivered _____ calendar days after closing at __________ ☐ (AM) ☐ (PM). In the event Seller retains possession of the property beyond the day of closing Seller does hereby guarantee that at the date of surrender of occupancy by Seller, the property shall be substantially in the same condition as the day of cl[redacted]n shall survive the closing and deli[redacted].

Seller Initials [redacted]_ **Buyer** Initial[redacted] _______

4. DATES/TIMES ARE OF THE ESSENCE:

(A) The Closing Date and the other dates and times identified for the performance of any obligation of this Agreement are of the essence and are binding.

(B) The Finalized Date of this Contract is the date when Buyer and Seller have indicated full acceptance of this Contract by signing and/or initialing it. For purposes of this Contract, the number of days will be counted from the Finalized Date, excluding the day this Contract was executed and including the last day of the time period. **All changes to this Contract should be initialed and dated**.

A[redacted]

(C) The Closing Date may only be extended by mutual written agreement of the parties or as set forth in Paragraph 3 above.

(D) Certain terms and time periods are pre-printed in this Contract as a convenience to the Buyer and Seller. All pre-printed terms and time periods are negotiable and may be changed by striking out the preprinted text and inserting different terms [redacted] except where restricted by law. [redacted]

Seller Initials [redacted] **Buyer** Initials [redacted] __ ________

5. EARNEST MONEY & DEFAULT OF CONTRACT: Within 3 days of the Finalized Date of this Contract the Buyer shall deliver to Blue Print Title Company the Earnest Money which shall be promptly deposited into an escrow account. Should Buyer fail to deliver the Earnest Money within 3 days of the Finalized Date, Seller may void this Contract at the sole option of the Seller. If the Contract is accepted and signed by all parties and the sale does not close, a separate mutual release signed by all parties to this Contract will be required before the Earnest Money will be disbursed. In the event either Buyer or Seller claims the escrowed funds without the agreement of the other party, any holder of the escrowed funds, as prescribed by Alabama Real Estate License Law Rule: 790-X-3-.03 (4), (5), must either (1) retain the escrowed funds until there is a written mutual release among the parties; (2) interplead the disputed portion of the funds into the appropriate court, and shall be entitled to deduct from the escrowed funds any and all court costs, attorney fees and other expenses relating to the interpleader; or (3) disburse the escrowed funds in accordance with the directions of a non-appealable order of a court of competent jurisdiction. Seller, at Seller's option, may cancel this Contract if the Earnest Money check is rejected by the financial institution upon which it is drawn. In the event of default by Buyer, all deposits made hereunder may be forfeited as liquidated damages at the option of Seller, provided Seller agrees to the cancellation of this Contract, or alternatively, Seller may elect to pursue his or her available legal or equitable remedies against Buyer. In the event of default by Seller, all deposits made hereunder may be returned at the option of Buyer, provided Buyer agrees to the cancellation of this Contract, or alternatively, Bu er ma elect to ursue his or her available legal or equit[redacted] edies against Seller.

Seller Initials [redacted] **Buyer** Initials [redacted] _ ________

6. TITLE INSURANCE: Seller agrees to furnish Buyer a standard ALTA (American Land Title Association) form owner's title insurance policy at Seller's expense, issued by a company qualified to insure titles in Alabama, in the amount of the purchase price, insuring Buyer against loss on account of any defect or encumbrance in the title, subject to exceptions herein, including Paragraphs 8 and 13(C) below; otherwise, the Earnest Money shall be refunded. In the event both owner's and first mortgagee's title policies are obtained at the time of closing, the total cost of the two policies will be divided equally between Buyer and Seller, even if the first mortgagee is Seller. Seller shall have until the closing date within which to perfect title or cure defects in the title to the Property. Should Seller be unable to perfect title or cure defects in the title to the Property by the date of closing, the Contract shall be voidable at the option of the B[redacted]

Seller Initials [redacted] **Buyer** Initial[redacted] ________ ________

7. PRORATIONS: Ad valorem taxes, insurance transferred, accrued interest on mortgage(s) assumed, and homeowners association, condominium association, fire district or other dues, fees or assessments are to be prorated between Buyer and Seller as of the date of closing, and any existing escrow deposits shall be credited to Seller. Unless otherwise agreed herein, all ad valorem taxes except municipal taxes are presumed to be paid in arrears for purposes of proration; municipal taxes, if any, are presumed to be paid in advance. Seller represents and warrants that the Property ☐ is ☑ is not currently subject to Class III (homestead) residential property tax. If Seller represents that property is classified as Class III Property and this representation is in error, then Seller will reimburse to Buyer any

[redacted]

additional property tax for the current tax year which is in excess of that which would be due had the property been class titled as Class III. This obligation will survive the Closing and de [redacted] deed.

Seller Initials [redacted] **Buyer** Initials [redacted] ________ ________

8. CONVEYANCE: Seller agrees to convey the Property to Buyer by ________________ warranty deed (check __ if Buyer desires that title be held as joint tenants with rights of survivorship), free of all encumbrances except as permitted in this Contract. Seller and Buyer agree that any encumbrances not herein excepted or assumed may be cleared at the time of closing from sales proceeds. The Property is sold and is to be conveyed subject to any mineral and/or mining rights not owned by Seller. Buyer is responsible for determinin that the current zoning is suitable for Buyer's intended use of the property. [redacted]

Seller Initials [redacted] **Buyer** Initials [redacted] _ ________

9. HAZARD INSURANCE: Buyer understands that Buyer is responsible for securing acceptable hazard insurance on the Property at a premium rate acceptable to Buyer. Buyer shall obtain evidence of insurability at an acceptable premium rate within _____ days (7 days if left blank) of the Finalized Date. Should Buyer be unable to obtain evidence of insurability at an acceptable premium rate, Buyer may elect to cancel this Contract by providing written notice of such election within said time period to Seller. If the Contract is cancelled, the Earnest Money shall be returned pursuant to the terms of Paragraph 5 above. Failure to notify Seller of Buyer's election to cancel within said time period sha [redacted] eptance of any available in [redacted]

Seller Initials [redacted] **Buyer** Initials [redacted] ________

10. BUYER'S DUTY TO INSPECT: Buyer acknowledges and agrees that Alabama law imposes a duty on Buyer to thoroughly inspect the Property for conditions of property, defects or other relevant matters prior to closing the sale. Buyer further acknowledges that professional inspection services and/or contractors may be engaged for this purpose and that **the real estate broker(s) and agent(s) strongly recommend the use of such professionals, but endorse none of them**. Buyer is encouraged to engage and pay for independent professional inspection services and/or contractors, rather than using previous inspection reports provided by Seller, or allowing Seller to pay for such inspection reports, or using an inspector recommended by Seller. The real estate broker(s) and agent(s) do not warrant, guarantee or endorse any particular professional inspection service and/or contractor. Buyer understands and agrees that Buyer will not rely and has not relied on any statements or omissions made by the real estate broker(s) and agent(s) regarding the condition of the Property. Buyer further understands that if the real estate broker(s), agent(s) or representative is present at or accompanies Buyer on an inspection of the Property, it will be as a courtesy and not as a person qualified to detect an defects. **After closing, all conditions of t** [redacted] **are the responsibility of Buyer**.

Seller Initials [redacted] **Buyer** Initials [redacted] ________

11. CONDITION OF PROPERTY: Neither Seller nor Real Estate Broker(s) nor any Real Estate Agent(s) makes any representations or warranties regarding condition of the Property except to the extent expressly set forth herein. Buyer has the obligation to determine any and all conditions of the Property material to Buyer's decision to buy the Property, including but not limited to, general home inspection, sewer lines inspection, structural inspection, radon testing, EIFS inspection, HVAC inspection, drywall, and/or lead based paint inspection; the condition of the heating, cooling, plumbing and electrical systems and any built-in appliances; the roof and the basement, including leaks therein; the presence of asbestos or toxic mold; the presence of arsenic in treated wood; the school districts for the subject property; the presence of hazardous dry wall; the size and area of the property; quality of construction materials and workmanship; the proper construction of any improvements located upon the Property; structural condition; utility and sewer or septic system availability, condition and location; subsurface and

subsoil conditions, sinkholes and mining or other soil conditions including radon or other potentially hazardous gases or toxic materials; presence of, or damage from, wood destroying insects and/or fungus (Wood Infestation Report); Property access, easements, covenants, restrictions, developments, or structures; and any matters affecting the character of the neighborhood. Unless otherwise excepted, Seller will provide access and utilities for Buyer's inspections, if any, until closing. **NOTE: LENDERS AND/OR PUBLIC AUTHORITIES MAY REQUIRE CERTAIN INVESTIGATIONS SUCH AS TERMITE AND SEPTIC TANK INSPECTIONS (FOR WHICH REPAIRS MAY BE REQUIRED). THIS DOES NOT REPLACE BUYER'S DUTY TO THOROUGHLY INSPECT THE PROPERTY PRIOR TO CLOSING.** Buyer shall have the obligation to determine the condition of the property in accordance with "A" or "B" below. Check either "A" or "B" but not both.

☐ **(A) SALE OF PROPERTY NOT CONTINGENT UPON INSPECTIONS, NO REPAIRS REQUESTED:** Buyer agrees to accept the Property in "AS IS" condition without any warranties or guarantees as to any aspect or condition of the Property, its systems or appliances. Seller gives **no** warranties on any systems or appliances being in good working order either now or at the time of closing. Buyers agrees not to make any request for repairs of the Seller, and repair requests discussed in Paragraphs 11(B), 13(A), 13(B) or elsewhere in this agreement shall not apply. Buyers accepts total responsibility for all repairs, conditions and/or defects in the Property, including any repairs required in Paragraph 2(B). This provision does not apply to warranties of title to the Property evidenced by the Warranty Deed delivered to Bu [redacted] er ursuant to Paragraph 8 of this Co [redacted]

Seller Initials _ [redacted] **Buyer** Initia [redacted] __ ________

☑ **(B) SALE OF PROPERTY CONTINGENT UPON INSPECTIONS:** Buyer reserves the right to conduct any inspections of the Property at Buyer's expense, for a period of 14 calendar days from the Finalized Date of this Contract (the "Inspection Period"). Buyer and Seller acknowledge that wood infestation inspection, sewer/septic system inspection, and survey do not fall under the Inspection Period, and may be performed in accordance with paragraph 13. Seller agrees to ensure that all utilities at the property shall be connected and active during the Inspection Period. The Inspection Period shall not start until all utilities are connected and active at Seller's expense. No later than three (3) calendar days after the end of the Inspection Period, Buyer shall provide Seller with a written list of items requested by Buyer to be repaired at Seller's expense or the Buyer shall provide notice that the condition of the property is acceptable and no repairs are required. In the event that Buyer provides notice that repairs are requested, any such request for repairs shall be governed by Paragraph 12 of this Agreement. Failure of Buyer to provide a list of requested repairs to Seller in writing no later than three (3) calendar days after the end of the Inspection Period shall constitute a waiver of this inspection contingency and conclusively be deemed acceptance of the Property, incl [redacted] r and tear until closing.

Seller Initials __ [redacted] **Buyer** Initi [redacted] ___ ________

12. REQUEST FOR REPAIRS:

(A) If Buyers makes a written request of Seller to correct unsatisfactory conditions revealed from any inspections set out in Paragraphs 11(B), 13(A) and 13(B), Seller shall respond to Buyer by written notice delivered to Buyer within ____ calendar days (3 calendar days if left blank) of receipt of such request as to whether Seller is willing to correct the unsatisfactory conditions at Seller's expense. It shall conclusively be deemed acceptance of Buyer's request if Seller fails to respond in writing within the time frame stated herein.

(B) If Seller elects not to correct the unsatisfactory conditions, Buyer shall respond to Seller by written notice delivered to Seller within ____ calendar days (2 calendar days if left blank) of receipt of Seller's election, and may elect to either (a) terminate this contract and recover the earnest money, or (b) waive in writing the request for correction of unsatisfactory conditions and proceed to close the sale.

(C) It shall conclusively be deemed acceptance of the Property, including ordinary wear and tear until the closing, if Buyer fails to notify Seller in writing of any unsatisfactory conditions in accordance with Paragraph 11(B), or fails to notify Seller in writing of his election to terminate this contract as herein provided.

NOTE: "Ordinary wear and tear" as used in Paragraphs 11(B) and 12 shall not be deemed to include material failure of the heating, cooling, plumbing and electrical systems or built in appliances. If such a system or appliance suffers material failure after acceptance under Paragraphs 11(B) and 12 but prior to closing, Seller shall pay for any repairs required to restore the system or appliance to an operating condition at least as good as previously existing. After closing all conditions of the Property are the responsibility of the Buyer [redacted]therwise stated within this Contract.

Seller Initials _[redacted] **Buyer** Initials [redacted]__ ________

13. ADDITIO[redacted]**S:** The additional inspections set forth in this paragraph shall be completed by Inspectify Inspection Services, and any requested repairs as a result of these additional inspections shall be made in writing to the Seller by within 5 days of buyers receipt. Should Buyer fail to timely notify Seller in writing of requested repairs as a result of these additional inspections, such failure shall conclusively be deemed acceptance of the Property by the Buyer, including ordinary wear and tear until Closing.

(A) TERMITE AND/OR WOOD INFESTATION/FUNGUS INSPECTION AND REPORT:

(1) **Wood Infestation Inspection Report.** The real estate brokers and agents strongly recommend that the Buyer obtain a wood infestation inspection report from a licensed pest control company. **Buyer** requires a Wood Infestation Inspection Report from a licensed pest control company ☑YES ☐NO. The cost of the report shall be at the expense of the **Buyer**. Buyer shall be responsible for ordering the inspection and Wood Infestation Inspection Report. In the event that Buyer provides notice that repairs are required, any such request for repairs shall be governed by Paragraph 12 of this Agreement.

Seller Initials [redacted] **Buyer** Initials [redacted]________ ________

(2) **Term e greemen ontract).** Buyer requires a termite service agreement ☐YES ☑NO. If such agreement is required and Seller has an existing transferable agreement, the agreement shall be transferred at ☐ Seller's ☐ Buyer's expense. If a new service agreement is required, the cost shall be at ☐ Seller's ☐ Buyer's expense and the service agreement shall be ordered by the party paying for the agreement. The real estate brokers and agents make no re resentations as to the terms or conditions of any termite service agreement.

Seller Initial[redacted] **Buyer** Initials [redacted] ________

(B) SEWER/SEPTIC SYSTEMS: To the best of Seller's knowledge the Property ☑ is ☐ is not connected to a sanitary sewer system. Seller ☑ has ☐ has not paid all impact and connection fees. If Property is not on sewer, **Seller** represents that the Property ☐ is ☑ is not connected to septic system. **Buyer** requires a sewer/septic system inspection at Buyer's expense ☐YES ☑NO. Real estate broker(s) and agent(s) recommend that the sewer/septic system be inspected. If Buyer elects NOT to have the sewer/septic system inspected, then Buyer releases Seller, Real Estate Broker(s) and Agent(s) from any and all liability for any defects or deficiencies with the sewer/septic system which may be discovered in the future, whether such defects or deficiencies exist at Closing or develop thereafter. In the Event that Buyer provides notice that repairs are required, any such request for repairs shall be governed by Paragraph 12 of this Agre[redacted]

Seller Initials [redacted] **Buyer** Initials [redacted]_ ________

[redacted]

(C) SURVEY: The real estate brokers and agents strongly recommend that a new survey be obtained on all purchases of property. Buyer requires a survey by a registered Alabama land surveyor of Buyer's choosing and, unless otherwise agreed herein, at Buyer's expense ☐YES ☑NO. If Buyer elects NOT to have a new survey, then Buyer releases Seller, Real Estate Broker(s) and Agent(s) from any and all liability for conditions which would have been revealed from a survey performed by a registered Alabama land surveyor. To the best of the Seller's knowledge the Property ☐ is ☑ is not located in a flood plain, but this information is not guaranteed and should be confirmed by a flood plain certification and/or a current surveyor's statement in the survey which shall be the responsibility of Buyer. Further, unless otherwise agreed herein, the Property is purchased subject to utility easements, residential subdivision covenants and restrictions, if any, and building lines of recor[redacted]

Seller Initials _[redacted] **Buyer** Initials [redacted] ________

Buyer acknowledges and agrees that all Inspections are the responsibility of Buyer including payment for the inspection services. Unless otherwise agreed, Buyer shall be responsible for payment for Inspection services regardless of whether or not the transaction contemplated herein proceeds to Closing.

14. HAZARDOUS DRYWALL: This tainted wallboard often gives off a foul odor, corrodes copper, electrical wiring and other metal surfaces and may cause serious health problems with prolonged exposure. Real Estate Broker and Agent recommend that Buyer requests the home inspector to inspect for this drywall problem, or hire an inspector specifically trained in discoverin defective drywall, if Property was either built or renovated since 2001.

Seller Initials [redacted] **Buyer** Initial [redacted] ________

15. LEAD-BASED PAINT AND/OR LEAD-BASED PAINT HAZARDS: Lead-based paint disclosure is required ☐YES ☑NO. If a residential dwelling built prior to 1978 is located on the Property, Federal law requires that certain disclosures be made by the Seller to the Buyer and that this Agreement be made subject to a lead-based paint testing contingency. A copy of the disclosure information form and the Agreement lead based paint testing contingency lan ua e are attached hereto.

Seller Initials [redacted] **Buyer** Initials DS [redacted] ________

16. ZONING, SUBDIVISION REGULATIONS, SUBDIVISION RESTRICTIONS, RESTRICTIVE COVENANTS AND HOMEOWNER'S ASSOCIATION BYLAWS. Buyer and Seller hereby agree and acknowledge that the Buyer shall be solely responsible for obtaining all records and information regarding the property relative to zoning, subdivision regulations, subdivision restrictions, restrictive covenants, historic district regulations, and Homeowner's Association requirements. Further, Buyer shall be solely responsible for determining that the Property is suitable to the Buyer's intended use, including any development of, alterations to, improvements or construction on the Property.

Seller Initials [redacted] **Buyer** Initials [redacted] ________

17. SCHOOL ZONES. Buyer and Seller hereby agree and acknowled e that the Buyer shall be solely responsible for determining school zoning of Property.

Seller Initials _[redacted] **Buyer** Initials[redacted] ________

18. FIRE/SMOKE/GAS DETECTORS: Buyer shall satisfy himself/herself that all applicable federal, state and local statutes, ordinances and/or regulations concerning fire/smoke/gas detectors or fire protection equipment have been met. Upon closing or after taking possession of the Property, whichever occurs first, Buyer shall be solely responsible for [redacted] laws.

Seller Initials _ [redacted] **Buyer** Initials [redacted]________ ________

19. HOME WARRANTY: Buyer ☐ does ☑ does not require a Home Warranty Policy issued by a company qualified to provide such policies in Alabama, effective for one year from date of closing, to be paid by ☐ Seller ☐ Buyer at a cost not to exceed $_____________. Home Warranty Policy shall be selected by Buyer. Buyer acknowledges that the Real Estate Brokers and Real Estate Agents have not made any representations or statements regarding the terms and conditions of any Home Warranty.

Seller Initials [redacted] **Buyer** Initials [redacted] ________

20. SELLER WARRANTS that Seller has not received notification from any lawful authority regarding any assessments; pending assessments; pending condemnation proceedings; or pending public improvements, repairs, replacements, or alterations to the property that have not been satisfactorily made. Seller warrants that there is no unpaid indebtedness on or affecting Property for labor or materials furnished to the Property except as described in this contract. These warranties shall survive the closing and delivery of [redacted] d.

Seller Initial [redacted] **Buyer** Initials [redacted] ___ ________

21. FINAL WALK-THROUGH INSPECTION: Buyer has the obligation to conduct a final walk-through to inspect the Property prior to closing to determine if the items to be repaired by Seller under Paragraphs 2(B) and 12 have been satisfied. If Buyer determines any of the following: (a) a condition under Paragraphs 2(B) and 12 has not been satisfied; (b) systems as described in the "NOTE" portion of Paragraph 12 are not functioning; or (c) new defects have arisen since Buyer's acceptance of property under Paragraph 12, then Buyer shall immediately notify Seller. If Seller refuses to pay for any repairs or correct any defects requested by Buyer, Buyer may proceed with the closing or cancel the contract and recover the earnest money, **or** elect to pursue any remedies that the Buyer may have at law or equity for Seller's alleged breach of Seller's obligations under the Contract.

If Buyer fails to conduct this walk-through inspection, Seller's obligations will be deemed fulfilled. Buyer understands that if a real estate agent accompanies Buyer on an inspection or walk-through of the property it will be as a courtesy and not as a person qualified to detect any defects. **After closing all conditions of the property are the responsibilit of the Bu er unless otherwise stated within this Contr**[redacted]

Seller Initials [redacted] **Buyer** Initials [redacted] __ ________

22. BUYER AND SELLER ACKNOWLEDGMENT: Seller and Buyer hereby acknowledge and agree that they have not relied upon any advice or representation of the Listing Broker or Company or the Selling Broker or Company or any of their real estate agents ("brokers and agents") regarding the Property, including but not limited to the condition of the heating, cooling, plumbing and electrical systems; any built-in appliances; the roof and basement, including leaks therein; the presence of asbestos or toxic mold; the presence of or damage from wood destroying insects and/or fungus; the presence of vermin or other pest infestations; the presence of arsenic in treated wood; the size and area of the Property; the quality of construction materials and workmanship, including floors and structural condition; availability of utilities, sewer or septic tank and condition thereof; subsurface and subsoil conditions, sinkholes and mining or other soil conditions including radon or other potentially hazardous or toxic materials and/or

gases; Property access easements, covenants, restrictions or development structures; and any matters affecting the character of the neighborhood; the investment or resale value of the Property; the past, present, or future financial stability of the builder or developer or the future insurability of the Property; or the compliance of the builder or developer under any warranty or any related mortgage terms and conditions; or any other matters affecting the willingness of the Seller and Buyer to sell or purchase the Property on the terms and at the Purchase Price herein set forth. Seller and Buyer acknowledge and agree that if such matters are of concern to them in the decision to sell or purchase the Property, they have sought and obtained independent advice relative thereto. Seller and Buyer agree that neither broker nor agent shall be held responsible for any obligations or agreements that Seller or Buyer have to one another hereunder, and Seller and Buyer agree to discharge and release the brokers and agents from any claims, demands, damages, actions, causes of actions or suits at law arising in any way from this Contract or related to the Property or t[redacted]

Seller Initial[redacted] **Buyer** Initials [redacted] ________

23. RISK [redacted]**:** e er agrees to eep n force sufficient hazard insurance on the Property to protect all interests until this sale is closed. If the Property is destroyed or materially damaged between the Finalized Date and the closing, and Seller is unable to restore it to its previous condition prior to closing, the Buyer shall have the option of canceling this Contract and recovering the Earnest Money pursuant to Paragraph 4 above, provided that notice of cancellation is received prior to closing, or accepting the Property in its damaged condition. If Buyer elects to accept the Property in its damaged condition, then Buyer is entitled to the proceeds of insurance obtainable by Seller, less any deductible payable by S[redacted]

Seller Initials[redacted] **Buyer** Initial [redacted] ________

24. SELECTION OF SETTLEMENT/CLOSING AGENT: Buyer and Seller hereby agree that the closing of this transaction shall be conducted by a closing attorney or title insurance company and Buyer and Seller ☐ do ☑ do not agree to share equally the settlement or closing charge imposed by the settlement agent. Buyer and Seller acknowledge and agree that such sharing may involve a potential conflict of interest and they may be required to execute an affidavit at closing acknowledging their recognition and acceptance of same. The parties further acknowledge that they have a right to legal representation of their own choosin at their own expense, at all times in connection [redacted] f this transaction.

Seller Initia[redacted] **Buyer** Initials [redacted] ________

25. PERS [redacted]**:** ny personal items remaining with the property shall be at no additional cost to Buyer; shall not add to the value of the property; shall be in "AS IS" condition with no warranties, unless otherwise agreed herein; shall be unencumbered at the time of closing; and shall be only that which is currently on the premises and on an itemized list or addendum attached hereto (said list to be specific as to description and location of such items). The p[redacted]urvive the closing and de[redacted] deed.

Seller Initials[redacted] **Buyer** Initials [redacted] ________

26. OTHER OFFERS WHILE BUYER'S OFFER IS PENDING: Buyer hereby acknowledges that offers other than Buyer's offer may have been made or may be made before Seller acts on or while Seller is considering Buyer's offer or counteroffer. While the Buyer's offer or counteroffer is pending, and before this Contract becomes effective, Seller hereby expressly reserves the right to reject Buyer's offer or counteroffer or to withdraw any offer previously made by Selle[redacted], and to accept any oth[redacted] unteroffer.

Seller Initials[redacted] **Buyer** Initial [redacted] ________

27. FACSIMILE OR ELECTRONIC SIGNATURES: This Contract may be executed and delivered by any party by sending a facsimile of the signature or by a legally recognized e-signature. Such facsimile signature or legally recognized e-signature shall be binding upon the party executing it as soon as the signature is received by any other party hereto.

Seller Initials [redacted] **Buyer** Initials DS [redacted] ________

28. OBLIG[redacted]**XPENSES:** Buyer and Seller acknowledge that in the event this Contract is canceled or does not close for any reason, fees or costs paid may not DS [redacted].

Seller Initials [redacted] **Buyer** Initials [redacted] ________

29. ADDITIONAL PROVISIONS: Additional provisions to this Contract are set forth on the attached Addendum(s) [redacted] h shall be signed by all parties an DS [redacted] rt of this Contract.

Seller Initials [redacted] **Buyer** Initials [redacted] ________

30. ENTIRE AGREEMENT: This contract constitutes the entire agreement between Buyer and Seller regarding the property, and supersedes all prior discussions, negotiations and agreements between Buyer and Seller, whether oral or written. All representations, claims, advertising, promotional activities, brochures or plans of any kind made by Seller, Real Estate Broker, or Real Estate Agent are not a part of this Agreement unless expressly incorporated or stated in this Agreement. Neither Buyer, Seller, Real Estate Broker, nor any Real Estate Agent shall be bound by any understanding, agreement, promise, or representation concerning the property, expressed or implied, not specified herein, except that any prior written agreement concerning the payment of commission and/or compensation payable to Broker sha [redacted] and enforceable.

Seller Initials [redacted] **Buyer** Initi [redacted] ______

31. ADDITIONAL PROVISIONS:

[redacted]

Seller to provide buyer with any/all HOA information within 7 days of acceptance of offer. There must not be any material leasing restrictions in the HOA for the buyer to move forward with the purchase.

If buyer is not satisfied with the Preliminary Title Report and/or Title Commitment, buyer may elect within 5 days of receipt from the title/escrow company, to terminate this Purchase Contract

If buyer is not satisfied with HOA, CCR's and other documents relating to the restrictive and permissable use of the property, buyer may elect within 5 days of receipt of documents to terminate this Purchase Contract.

SELLER WILL PAY FOR OWNERS TITLE INSURANCE AND PRO-RATED TAXES. BUYER RESPONSIBLE FOR ALL OTHER CLOSING COSTS. [redacted]

[redacted]

THIS IS A LEGALLY BINDING CONTRACT. IF YOU DO NOT UNDERSTAND THE LEGAL EFFECT OF ANY PART OF THIS CONTRACT, SEEK LEGAL ADVICE BEFORE SIGNING.

[redacted]

EARNEST MONEY: Receipt is hereby acknowledged of the earnest money as herein set forth

☐ Cash ☐ Check

AGENCY: ___________________________________ By ___________________________________ Date___________

January 6 23 . (Date on which last party signed or initialed acceptance of final offer).

[redacted] ___________ 01/06/2023

Agent's Signature Date